Exhibit 99.1

      Semtech Expands Senior Management, Elects Jason Carlson as
                President and Chief Operating Officer

   CAMARILLO, Calif.--(BUSINESS WIRE)--Nov. 4, 2002--Semtech Corp. (Nasdaq:SMTC), a leading supplier of analog and mixed-signal semiconductors for communications, portable devices, computers, and industrial equipment, today announced that Jason Carlson will serve as the company's President and in the newly created position of Chief Operating Officer.
   As the company's President and Chief Operating Officer, effective immediately, Carlson will oversee all day-to-day operational activities, and play a key role in the creation and implementation of plans for product development, quality assurance, and human resources, as well as sales and marketing.
   "Adding Jason Carlson to our team significantly expands and strengthens our senior management capabilities as we position Semtech for a new era of growth," stated John D. "Jack" Poe, Chairman of the Board and Chief Executive Officer for Semtech. "Jason brings a fresh perspective to our existing business, and his experience with other products, markets and customers outside of Semtech's traditional strengths will allow the company to examine new opportunities for future growth."
   Mr. Poe added, "Given Semtech's tremendous expansion over the past decade, overseeing the company's operations tasks has been consuming an increasingly larger portion of my time. With the addition of a Chief Operating Officer, I can now dedicate my attention to identifying and executing strategic growth initiatives and other business opportunities for Semtech."
   Mr. Carlson was most recently vice president and general manager of the Crystal Product Division at Cirrus Logic, Inc., a supplier of analog and DSP solutions. He is a 20-year veteran of the engineering and semiconductor industry, having also served as President & CEO of Audiologic, Inc. and co-founder of Resound Corporation.

   About Semtech

   Semtech Corporation is a leading supplier of high-quality analog and mixed-signal semiconductor products. The company is dedicated to providing customers with proprietary solutions and breakthrough technology in power management, protection, advanced communications, human interface, test and measurement, and high-speed clock/logic products. Publicly traded since 1967, Semtech is listed on the NASDAQ National Market under the symbol SMTC. For more information, contact Semtech Corp. at 200 Flynn Road, Camarillo, CA 93012-8790; phone 805/498-2111; e-mail to info@semtech.com; or visit its Web site at www.semtech.com.

    CONTACT: Semtech Corporation
             John Baumann, 805/480-2010 (Investor Relations)